UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 19, 2008

Date of Report (Date of earliest event reported)

First Chester County Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-12870	23-2288763
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 North High Street, West Chester, Pennsylvania 19380

(Address of principal executive offices)

(484) 881-4000

(Registrant’s telephone number, including area code)

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ [	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2008, First National Bank of Chester County, a wholly-owned subsidiary of First Chester County Corporation (the “Bank”), and Deborah R. Pierce, the former Executive Vice President for Human Resources and Administration of the Bank, entered into a severance agreement and general release (the “Agreement”). The following discussion provides a brief description of the terms and conditions of the Agreement.

Under the Agreement, Ms. Pierce will receive total severance pay equal to twelve months of base salary (including auto allowance), as reduced by applicable taxes. Payment of the severance shall be made at normal payroll periods. In the event Ms. Pierce elects to continue medical coverage under COBRA, the Bank will pay Ms. Pierce’s share of the COBRA premiums for a period not to exceed twelve months from the Termination Date for Ms. Pierce and her spouse, provided that Ms. Pierce pays applicable employee co-pays and has not obtained comparable medical coverage elsewhere. Medical care coverage shall cease in the event Ms. Pierce obtains other coverage. In addition, Ms. Pierce will be paid lump sum amounts relating to participation in the Bank’s Profit Sharing Plan and Long Term Incentive Plan corresponding to periods of her employment. The Bank will also pay for outplacement services for Ms. Pierce. Ms. Pierce agreed to customary release of liability, confidentiality and non-disparagement provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2008	FIRST CHESTER COUNTY CORPORATION

By: Name: Title:	/s/ John Balzarini John Balzarini Chief Financial Officer